EXHIBIT 10.12

FORM OF

ALBERTSONS COMPANIES, INC.

EXECUTIVE INCENTIVE BONUS PLAN

1.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executives of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon meeting certain corporate goals, to certain officers and/or key executives who make substantial contributions to the Company. The Plan was adopted by the Committee pursuant to Section 8.2 of the Equity and Incentive Award Plan and is a part of the Equity and Incentive Award Plan.

2.	Definitions

For purposes of the Plan, the following terms are defined as set forth below:

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Sections 4 and 5.

“Change in Control” has the meaning set forth in the Equity and Incentive Award Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” means Albertsons Companies, Inc. and each of its subsidiaries.

“Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Section 13 hereof to receive the amount, if any, payable under the Plan upon the Participant’s death.

“Equity and Incentive Award Plan” means the Albertsons Companies, Inc. 2015 Equity and Incentive Award Plan, as amended, restated or superseded from time to time.

“Individual Target Award” means the targeted performance award for a Performance Period specified by the Committee.

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Section 7 hereof.

“Participant” means any officer or key executive designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee (which satisfies the requirements of Section 7(b)), in its sole discretion, with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, which objectives may relate to Company-wide objectives or of the subsidiary, division, department or function of the Company or subsidiary: (i) net earnings (either before or after (a) interest, (b) taxes, (c) depreciation and (d) amortization), (ii) gross or net sales or revenue, (iii) net income (either before or after taxes), (iv) operating profit, (v) cash flow (including, but not limited to, operating cash flow and free cash flow), (vi) return on assets, (vii) return on capital, (viii) return on stockholders’ equity, (ix) return on sales, (x) gross or net profit or operating margin, (xi) costs, (xii) funds from operations, (xiii) expense, (xiv) working capital, (xv) earnings per share, and (xvi) price per share of Common Stock, (xvii) United States Food and Drug Administration or other regulatory body approval for commercialization of a product, (xviii) market share, (xix) identical store sales, and (xx) identical store sales excluding fuel, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group.

“Performance Period” means the period during which performance is to be measured to determine the level of attainment of a Bonus Award.

“Plan” means this Albertsons Companies, Inc. Executive Incentive Bonus Plan.

“Registration Date” means the first date (a) on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, or (b) any class of common equity securities of the Company are required to be registered under Section 12 of the Securities Exchange Act of 1934.

“Section 162(m) Reliance Period” means the period beginning with the Registration Date and ending as of the earlier of: (a) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Registration Date occurs; or (b) the expiration of the “Section 162(m) Reliance Period” under Treasury Regulation Section 1.162-27(f)(2).

3.	Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries and divisions whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

4.	Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of base pay or total pay (excluding payments made under the Plan), an amount determined pursuant to an objective formula or standard or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Section 16 hereof. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

The Committee shall adjust the performance goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings or productivity initiatives, financing activities, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles (“GAAP”) or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other the Company’s filings with the Securities and Exchange Commission; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the applicable subsidiary, division, department or function of the Company or subsidiary, the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, including items related to acquisitions, attributable to the business operations of any entity acquired by the Company during a Performance Period, related to the disposal of a business or a material portion of a business, or related to discontinued operations of a business under GAAP, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

5.	Bonus Awards

For each Participant for each Performance Period, the Committee may specify a targeted Bonus Award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant Participant) be set for any subsequent Performance Period. At the time the performance goals are established, the Committee shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

Notwithstanding any other provision to the contrary herein, the Committee may, in its sole and absolute discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the performance goals.

6.	Payment of Bonus Awards

The determination of the amount of a Bonus Award shall be made by the Committee. Unless otherwise provided by the Committee or set forth in a written agreement between the Company and a Participant, Bonus Awards are intended to constitute “short term deferrals” for purposes of Section 409Aof the Code and are intended to be paid no later than the fifteenth (15th) day of the third month following the later of: (a) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (b) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. Payment of Bonus Awards shall be made in the form of cash, Common Stock or equity awards in respect of Common Stock, which Common Stock or equity awards may be subject to additional vesting provisions as determined by the Committee. Any shares of Common Stock or equity awards granted in satisfaction of a Bonus Award will be granted under the Equity and Incentive Award Plan. Bonus Award amounts earned but unpaid will not accrue interest. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder in a manner intended to comply with the applicable requirements of Section 409A of the Code.

7.	162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan that is payable upon or following the expiration of the Section 162(m) Reliance Period shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

(a)	No 162(m) Bonus Award may be paid unless and until the stockholders of the Company have approved the Plan in a manner which complies with the stockholder approval requirements of Section 162(m) of the Code.

(b)	A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

(c)	The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

(d)	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

(e)	The maximum amount of a 162(m) Bonus Award payable to a single Participant for any Performance Period consisting of a twelve (12) month period (including a fiscal or calendar year) shall in no event exceed $[●]. For any Performance Period of less than twelve (12) months, the maximum amount of a 162(m) Bonus Award payable to a single Participant shall be reduced on a pro rata basis.

With respect to each 162(m) Bonus Award, the Plan is intended to comply with Section 162(m) of the Code, and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith.

8.	Termination of Employment

To be eligible to receive a payment of a Bonus Award with respect to a Performance Period, a Participant must satisfy such employment requirements as may be imposed by the Committee. The Committee, in its sole discretion, may provide to the extent permitted under Section 162(m) of the Code, that in the case of a Participant’s death, disability or a Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Section 162(m) of the Code) an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant.

9.	Successors

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company.

10.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

11.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

12.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

13.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

14.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. The foregoing provisions are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Certificate of Incorporation, the Delaware General Corporation Law or otherwise.

15.	Termination or Amendment of the Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s stockholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

16.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

18.	Effective Date

The Plan is effective as of the day immediately prior to the Registration Date.